Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between DGSE Companies, Inc., a Nevada corporation (the “Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as, the “Employer Group”), and James J. Vierling (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of April 17, 2014 (the “Execution Date”).

Recitals

WHEREAS, the Employee previously served as the Employer’s President, Chief Executive Officer and as member of the Board of Directors of the Employer; and

WHEREAS, the Employee has tendered his resignation as the Employer’s President and Chief Executive Officer and as a member of the Board of Directors of the Employer without “Good Reason,” as that term is defined in the Employee’s Employment Agreement with the Employer, dated to be effective October 25, 2012, by and between the Employer and the Employee (the "Employment Agreement") and the Employer has accepted such resignation; and

WHEREAS, the Employer and Employee hereby agreed that the Employee’s last day of employment with the Employer is April 18, 2014 (the “Separation Date”); and

WHEREAS, after the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent or representative of the Employer for any purpose; and

WHEREAS, except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies or other benefits from the Employer, including coverage under any benefits plans or programs sponsored by the Employer, except as otherwise provided herein.

Agreement

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein, the Parties covenant and agree as follows:

1.             Return of Property. By the Separation Date, Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, customer lists, inventory and any other company property in Employee’s possession, provided that Employee shall be permitted to retain the laptop currently in his possession.

2.             Employee Representations. In exchange for the consideration described in Paragraph 3, which the Employee acknowledges to be good and valuable consideration for his obligations hereunder, but subject to the terms and provisions of this Agreement including the last sentence of Paragraph 4(a) hereof, the Employee hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, have ever had or may in the future have, against the Employer arising out of, or in any way related to his hire, benefits, employment or separation from employment with the Employer as further explained and in accordance with Paragraph 3. The Employee specifically represents, warrants and confirms that, other than claims related to the Employers fulfillment of its obligations under this Agreement, including the issuance of the benefits provided in Paragraph 3: (a) he has no claims, complaints or actions of any kind filed against the Employer Group with any court of law, or local, state or federal government or agency; (b) he has been properly paid all salary owed to him by the Employer, and that all commissions, bonuses and other compensation due to him has been paid, including his final payroll check for his salary through the Separation Date above, with the exception of any vested benefits under any of the Employer’s employee benefit plans, which shall be governed by the terms of the applicable plan document and award agreements; and (c) he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer’s review and consideration.

3.             Separation Benefits. (a) In consideration for the Employee’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Paragraph 3, the Employer agrees and covenants to issue to the Employee 20,000 shares of restricted common stock of the Employer, which shares shall be issued and delivered to Employee within 30 days of the Execution Date (unless the Employee has revoked the release in Paragraph 4(b) of this Agreement within 7 days of the Execution Date) and shall be considered to be fully paid and non-assessable.  The Employee understands, acknowledges and agrees that these benefits exceed what he is otherwise entitled to receive upon separation from employment under the circumstances described herein, and that these benefits are in exchange for executing this Agreement. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.

(b)   In addition to the benefits described in Paragraph 3(a) above, the Company hereby agrees to (i) pay to Employee on the Separation Date the amount of $5,000.00 representing the allowance owed to Employee for reasonable and actually invoiced professional legal and accounting services for 2012 and 2013 to the extent such invoices are provided to Employer, (ii) reimburse Employee for all reasonable and actually invoiced legal costs and expenses incurred by Employee in connection with this Agreement not to exceed $3,500.00, which reimbursement shall be paid to Employee on the Separation Date to the extent invoices are provided to Employer, (iii) provide Employee with an opinion of counsel or other acceptable evidence after 90 days but within 120 days after the Execution Date, which opinion and/or other evidence shall reflect and confirm (A) that, except for the stock referenced in subclause (B) below, all other stock currently owned by Employee is unrestricted and may be freely traded on the date that is 90 days after the Execution Date, and (B) when the stock issued to Employee in November of 2013, and the stock issued to Employee pursuant to Paragraph 3(a) hereof, is unrestricted and freely tradeable but in no event shall any trading restrictions on the stock described in this subclause (B) be removed and delivery of such opinion and other evidence be delivered later than 1 year from the Execution Date, (iv) provide to Employee all of the D&O coverages and indemnities set forth in Employee's Employment Agreement including, without limitation, in Section 4.10 of Employee's Employment Agreement (which Section 4.10 is incorporated herein by reference), provided, however, that to the extent that that the policy limits and types of insurance policies in place and covering Employee required by Sections 4.10(a)-(c) of the Employee’s Employment Agreement immediately prior to the Execution Date are less than those required in Sections 4.10(a)-(c) of the Employee’s Employment Agreement, Employer shall only be obligated to maintain the policy limits and types of insurance policies covering Employee that are in place as of the Execution Date (the “Execution Date Coverages”), all of which Execution Date Coverages and other indemnities shall continue and be provided for Employee until the later of (A) expiration of the applicable statute of limitations with respect to any and all Claims (as defined in Employee's Employment Agreement), or (B) six (6) years after the Severance Date, (v) provide to Employee all of the benefits provided in Section 7.4 of Employee's Employment Agreement (which Section 7.4 is incorporated herein by reference), (vi) timely pay all charges and balances owed on all American Express accounts and cards of Employer in the name of Employee and any other employees of Employer, including without limitation Card No. [*] (collectively, the "AMEX Accounts"), prior to any delinquency or incurrence of interest or late charges thereon or in connection therewith, (vii) cancel, and remove and release Employee from, the AMEX Accounts within 90 days of the Execution Date and provide Employee with evidence thereof, and (viii) remove, release and indemnify Employee from and against any and all other indebtedness and obligation with American Express or any other accounts of the Employer.  In connection with Paragraph 3(b)(v), Employee agrees to use commercially reasonable efforts to obtain health insurance benefits from any subsequent employer. Once Employee has obtained such coverage, Employer’s obligations under Section 7.4 of Employee’s Employment Agreement shall cease.  Employer and Employee hereby agree that to the extent the policy amount for Execution Date Coverages under any insurance policies are less than those provided in Section 4.10(a)-(c) of the Employee’s Employment Agreement, Employee hereby waives any right or claim to coverages in excess of the Execution Date Coverages, and, for the avoidance of doubt, Employer and Employee expressly agree that this Agreement shall not obligate Employer to provide any insurance coverage to Employee in excess of the Execution Date Coverages.

4.             General Release and Waiver of Claims

(a)   Employee Release. In exchange for the consideration provided in this Agreement but subject to the terms and provisions of this Agreement, the Employee, on behalf of himself and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (Employee and such other parties are hereinafter collectively referred to as the “Employee Releasors”), irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that Employee Releasors may have, have ever had or may in the future have arising out of, or in any way related to (i) the Employee’s hire, benefits, employment, termination or separation from employment with the Employer, and (ii) any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter that existed or arose on or before the later of the Separation Date or the date of Employee's execution of this Agreement, including, but not limited to, (A) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released, and (B) any tort and/or contract claims, including, but not limited to, any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and Employee does not waive, release or discharge, any (1) right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, (2) claims under state workers’ compensation or unemployment laws, (3) indemnification rights the Employee has against Employer, and/or any other claims that cannot be waived by law, and (4) any rights hereunder and any claims arising pursuant hereto or in connection herewith.

(b)   Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Employee by this Agreement, the Employee, on behalf of himself and the Employee Releasors, hereby unconditionally releases and forever discharges the Employer Group from any and all Claims that the Employee Releasors may have as of the date the Employee signs this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)          in connection with the Employee’s termination of employment, the Employee has been advised by the Employer to consult with an attorney of his choice before signing this Agreement to have the attorney explain the terms and effect of signing this Agreement, including Employee’s release of claims under the ADEA, and that Employee has in fact consulted with an attorney;

(ii)         the Employee was given no less than 21 days to consider the terms of the Agreement and consult with an attorney of his choice;

(iii)        the Employee is providing this release in exchange for consideration in addition to that which the Employee is already entitled;

(iv)        the Employee understands that he has seven (7) days from the date of signing this Agreement to revoke the release in this paragraph by providing the Employer with a written notice of the Employee’s revocation of the release and waiver contained in this paragraph;

(v)         the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement; and

(vi)        the Employee knowingly and voluntarily accepts the terms of this Agreement.

(c)   Employer Release.  In exchange for the consideration provided in this Agreement but subject to the terms and provisions of this Agreement, the Employer, on behalf of itself and the Employer Group (Employer and the Employer Group are hereinafter collectively referred to as the "Employer Releasors"), irrevocably and unconditionally fully and forever waive, release and discharge the Employee Releasors from any and all Claims of any kind whatsoever, whether known or unknown, including, without limitation, any Claims under any federal, state, local or foreign law, that Employer Releasors may have, have ever had or may in the future have arising out of, or in any way related to all acts taken by Employee that (i) were taken in compliance with his duty of care to Employer, his duty of loyalty to Employer and his duty of good faith to Employer, and (ii) were protected by the business judgment rule.  However, for the avoidance of doubt, the release of claims in this Section 4(c) excludes, and Employer does not waive, release or discharge, (A) any rights hereunder, (B) any claims arising pursuant hereto or in connection herewith, or (C) any claims for Employee's gross negligence, fraud or illegal acts.

5.             Post-termination Obligations.

(a)   Confidentiality. The Employee understands and acknowledges that during the course of employment by the Employer, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee might cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by him in the course of his employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b)   Disclosure and Use Restrictions.  The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Employer Group, except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group.

(c)   Duration of Confidentiality Obligations.  The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by the Employer until the earlier of (i) such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf, or (ii) two (2) years after the Execution Date.

(d)   Non-Competition.

(i)          For a period (the “Restricted Period”) commencing on the Execution Date and continuing until the earlier of 1 year after the Execution Date or any default by Employer hereunder, except for activities described in Section 5(d)(ii), the Employee shall not, directly or indirectly, (i) engage in or assist others in engaging in activities that could reasonably be considered to be directly competitive with the Employer Group (the “Restricted Business”) in the states in which the Employer Group operates retail locations (the “Territory”); (ii) have an interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and customers or suppliers of the Company Group. Notwithstanding the foregoing, the Employee may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if the employee is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(ii)         During the Restricted Period, it is expressly agreed between the Employee and the Employer that: (A) Employee may contact wholesale customers, vendors and suppliers of the Employer and transact business with such vendors and suppliers, provided, however, that such transactions (other than as permitted in Paragraph 5(d)(ii)(B) below) are not of the type or kind that could reasonably be anticipated to have otherwise been transacted between the Employer on the one hand and such customer, vendor or supplier on the other hand, and (B) that Employee may engage in activities directly related to diamond and jewelry trading by Elemetal, LLC, a Delaware limited liability company, or an affiliate thereof.

(e)   Non-Solicitation.  During the Restricted Period, the Employee agrees and covenants not to disrupt or interfere with the business of Employer Group by directly or indirectly soliciting, hiring, recruiting, attempting to hire or recruit or raiding the employees of Employer Group or otherwise inducing the termination of employment of any employee of the Employer Group; provided, however, the provisions of this Paragraph 5(e) shall not apply with respect to Billy Oyster, Brittany Vierling, Robin Vierling and any other employees whose employment with Employer has terminated prior to such persons contacting Employee about any employment opportunities with Employee.

The Employee understands and acknowledges that because of the Employee’s experience with and relationship to the Employer Group, he has had access to and learned about much or all of the Employer Group’s Confidential Information and trade secrets, including customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

The Employee agrees and covenants that Employee will not use the Employer’s Confidential Information or trade secrets to directly or indirectly interrupt, disturb or interfere with the relationships of Employer Group with any customer, supplier, consultant, independent contractor or other business partner, or to compete unfairly with Employer Group.

6.            Knowing and Voluntary Acknowledgement. Employee specifically agrees and acknowledges that: (a) Employee has read this Agreement in its entirety and understands all of its terms; (b) Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (c) Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (d) Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and that (e) Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Employer.

This Agreement shall not become effective until the eighth (8th) day after Employee and the Employer execute this Agreement. Such date shall be the Effective Date of this Agreement. No payments due to the Employee hereunder shall be made or begin before the Effective Date.

7.            Cooperation. The parties agree that certain matters in which the Employee has been involved during his employment may necessitate the Employee’s cooperation with the Employer in the future. Accordingly, for a period of six months following the Separation Date, to the extent reasonably requested by the Employer, the Employee shall reasonably cooperate with the Employer in connection with matters arising out of the Employee’s service to the Employer; provided that, the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities, and Employee shall have no obligation to (a) incur any cost in connection with providing such cooperation, or (b) interfere with his employment duties with Employee's employers.

8.             Non-Disparagement. Each Party agrees and covenants that such Party shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other Party or its businesses, or, if applicable, any of its employees, officers and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future.

This Paragraph 8 does not, in any way, restrict or impede a Party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. A Party subject to such an order shall promptly provide written notice to the other Party of the existence of such an order.

9.            Confidentiality. The Employee agrees and covenants that he shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to his attorney, tax advisors and/or immediate family members, or as may be required by law.

10.           Remedies.  (a) In the event of a breach or threatened breach by either party of any of the provisions of this Agreement, the defaulting party hereby consents and agrees that the non-defaulting party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(b)   Should the Employee fail to abide by any of the terms of this Agreement or to fulfill his post-termination obligations contained herein, or if he revokes the ADEA release contained in Paragraph 4(b) within the seven-day period referenced therein, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein, if such failure or revocation is not resolved within 30 days of written notice from the Employer.

(c)   Should the Employer fail to abide by any of the terms of this Agreement or to fulfill its post termination obligations contained herein, the Employee may, in addition to any other remedies it may have, terminate the Restricted Period and terminate and be released from Employee's obligations under Paragraphs 4, 5 and 7 hereof if such failure or revocation is not resolved within 30 days of written notice from the Employee.

11.           Successors and Assigns.

(a)   Assignment by the Employer.  The Employer may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.  Notwithstanding any such assignments, Employer, the Employer Group and the assignee shall be bound by all of the terms and provisions hereof.

(b)   No Assignment by the Employee.  The Employee may not assign this Agreement or any part hereof, it being understood that this Agreement is personal to Employee. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

12.           Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in Dallas County in the State of Texas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.           Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

14.           Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chief Executive Officer or Chief Operating Officer of the Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.           Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

16.           Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.           Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer.

19.           Notices. All notices under this Agreement must be given in writing, by certified mail or internationally-recognized overnight delivery service at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to either party, a copy must be provided to the parties at the following addresses:

If to the Employer:	Attn: Chief Operating Officer
DGSE Companies, Inc.
15850 Dallas Parkway, Suite 140
Dallas, Texas 75248

with copy (which shall not constitute notice) to:

Attn: I. Bobby Majumder, Esq.
Perkins Coie, LLP
500 N. Akard Street, Suite 3300
Dallas, Texas 75201

If to Employee:	James Vierling
4561 Hitching Post
Plano, Texas 75024

with copy (which shall not constitute notice) to:

Attn: Glen A. Bellinger, Esq.
Bellinger & Suberg, L.L.P.
10,000 North Central Expressway, Suite 900
Dallas, Texas 75231

20.           Tolling. Should the Employee violate any of the terms of the post-termination obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

21.           Attorneys’ Fees. Should any party breach any of the terms of this Agreement or the post-termination obligations articulated herein, to the extent authorized by state law, the non-prevailing party will be responsible for payment of all reasonable attorneys’ fees and costs that the prevailing party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

22.           Tax Withholding. Payments under this Agreement shall be subject to any lawfully required withholding taxes, and such payments shall be reduced by the amount of any such withholding taxes to the extent the Employee has not made arrangements with the Employer for the payment of such withholding taxes prior to any such payment being made, including, by way of example with respect to a payment to Employee in the form of equity securities, through delivery of a check by Employee made payable to Employer in an amount equal to the applicable withholding amount, in which event, upon clearance of such check, Employer shall remit such amounts to the applicable governmental authorities.

23.           Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

24.           Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE EMPLOYER FROM ANY AND ALL CLAIMS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

DGSE COMPANIES, INC.

		By:	/s/ James D. Clem
		Name:	James D. Clem
		Title:	Chief Operating Officer

EMPLOYEE

Signature:	/s/ James J. Vierling
Print Name:	James J. Vierling

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